Exhibit I-2
(English Language Translation)

This share exchange is made for the securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors are residents of Japan. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. Furthermore, it may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.
Public Notice of Setting of Record Date for the Purpose of Convening an Extraordinary General
Meeting of Shareholders
August 30, 2010
To All Shareholders:

SUZUKI, Yoshiharu
Representative Director and President
SEGA TOYS CO., LTD.
Ebisu Prime Square, 28F 1-1-39 Hiroo, Shibuya-ku,
Tokyo
     Our company has set September 14, 2010 (Tuesday) as the record date for the purpose of identifying the shareholders who may exercise their votes at the extraordinary general meeting of shareholders to be held on November 1, 2010 (Monday). Those shareholders who are listed or recorded in the final registry of shareholders on that date shall be the shareholders who may exercise their votes.
     Custodian of Shareholders Registry:
          Mitsubishi UFJ Trust and Banking Corporation
          4-5 Marunouchi 1-chome, Chiyoda-ku, Tokyo
     Administrative Office:
          Securities Agency Division
          Mitsubishi UFJ Trust and Banking Corporation
          4-5 Marunouchi 1-chome, Chiyoda-ku, Tokyo
— End

I-2-1